EXHIBIT 10.8

April 3, 2006

David King

(Deliver via email)

Dear David:

I am pleased to confirm UTStarcom’s job offer to you for the position of Senior Vice President, Sales and Marketing with a start date of April 3, 2006.  This position currently reports directly to Hong Lu, the Company’s President and Chief Executive Officer, and will report to the Chief Operating Officer once the position has been filled.

Further, as an incentive offer of employment, the contents shown here reflect the basic terms, compensation and benefits to be offered to you as a UTStarcom employee, and is an invitation to enter into a subsequent, formalized employment relationship with UTStarcom.  If you choose to accept this indicative offer of employment, the terms, compensation and benefits contained here shall be incorporated in a final employment letter which will be consistent with the applicable laws and regulations of the country in which you work.  This final employment letter shall be offered to you by no later than one month after your start date.  This offer of employment is contingent upon completion of a satisfactory reference check.  UTStarcom reserves the right to withdraw its offer of employment to you if the results of the reference check are not satisfactory, in the sole judgment of UTStarcom.

The key elements of this employment offer are as follows:

1)             Salary:  Your gross annual salary is £194,079.00.  Paydays are on the last day of each month by credit transfer.  In due course we will ask that you provide your bank details to facilitate your pay credit transfer.

2)             Commission:  You will be eligible to earn a gross commission of £64,127.50 (pro-rated for 2006) based on 100% quota attainment of bookings and collections quotas.  Commissions will be payable subject to the terms and conditions of the Company’s Sales and Incentive plan.

3)             MBO Bonus:  You will be eligible for an annual bonus of up to an annual gross amount of £64,127.50 (pro-rated for 2006) based upon mutually agreed upon performance objectives determined by you and your manager, in each of the following areas:  Financial, Quality, HR, Customer Expansion, Strategic Product, and Business Systems/Process.

4)             Options:  You will be granted UTStarcom stock options and share purchase rights, as follows:

•                  Consistent with the terms of both UTStarcom’s Stock Option Plans, and the relevant laws and regulations of the Republic of Ireland, you will be granted UTStarcom stock options as follows: in the total amount of 50,000 stock options, to be granted at the Fair Market Value on the grant date.  Option shares are granted at the next Compensation Committee Meeting following your start date.  These options will be vested in four years from the grant date: 25% of the options will be vested after one year, and the remaining shares will be vested at 1/36th per month thereafter.

•                  Share Purchase Rights:  You will be granted UTStarcom share purchase rights (SPRs) in the total amount of 50,000 shares, with the opportunity for you to exercise these rights at a per share price of $0.00125.  These SPRs will be vested in four years from the grant date:  25% of the SPRs will be vested after one year from the date of grant, 25% after two years, 25% after three years, and 25% after four years from the date of grant.

5)             Benefits:

•                  Taxation equalization services as provided by Deloitte & Touche, these services will be effective January 2006

•                  Medical and Dental Plan will be covered under Aetna Global

6)             Expense Reimbursement: Consistent with its expense reimbursement policies, UTStarcom shall reimburse expenses necessarily incurred in the performance of your duties.  All claims for expense reimbursement must be approved by your supervisor.  Further information regarding UTStarcom’s expense reimbursement policies shall be sent to you in due course.

7)             Relocation Assistance:  You are eligible for relocation assistance under UTStarcom’s relocation program to include temporary housing administered by Cendant Mobility and visa assistance.  If you voluntarily cancel your move or resign within one year of your effective date, all relocation payments will cease and you will be required to repay all the expenses incurred by UTStarcom for your relocation per the attached Relocation Repayment Agreement.

8)             Change in Control Agreement:  You will be offered a change in control agreement to be entered into between yourself and the Company, which will provide for the accelerated vesting of any unvested stock options and SPRs in the event of a “Change in Control,” as so defined within the agreement.

Payroll Administration:  Your payroll and benefits shall be centrally administered via UTStarcom Ireland Ltd, located in Dublin, Ireland.  As such, you will be officially employed by UTStarcom Ireland.  However, UTStarcom shall abide by all relevant labor and employment laws and regulations that are applicable within your country of service.

9)             Termination: Notice of termination of employment is determined by the Minimum Notice and Terms of Employment Act of 1973.  One month’s notice on either side applies to this contract.  Normal retirement age is when you reach your 65th birthday on which day this contract automatically expires.

10)      Dismissal: In keeping with the relevant provisions of the Unfair Dismissals Act of 1977, you are advised of the following procedure:

-                                A full investigation will be carried out by UTStarcom.  You may be suspended with pay pending this investigation, or without pay as a disciplinary result of the outcome of this investigation.

-                                You will be informed of the reasons for the proposed dismissal and you will have the right to state your case. You may be accompanied by a fellow employee of your choice.

-                                You may appeal to a higher-ranking company official if a decision to dismiss is taken at the conclusion of the above.

11)      Safety: It is the policy of UTStarcom to comply with the requirements of the Safety, Health and Welfare at Work Act of 1989.  A Safety Statement shall be issued in due course following the commencement of your employment.  If you should become aware of anything, which could be considered unsafe for yourself, colleagues or customers, please ensure your supervisor is advised.

12)      Confidentiality Agreement: In due course, you will be required to sign a confidentiality agreement relating to the technical and commercial matters of UTStarcom.

EU Privacy Notification and Consent: As an employee of UTStarcom Ireland, Ltd., please note that the company’s parent company, UTStarcom, Inc., incorporated under Delaware law and based in Alameda, California, USA, will collect and transfer personal data abroad regarding the personnel in UTStarcom GmbH, Ltd.  By signing this offer letter of employment, you are consenting to UTStarcom, Inc., and its subsidiaries collecting and via email exporting personal data concerning you as an employee of UTStarcom Ireland Ltd.

We are pleased to offer you the opportunity to join the UTStarcom team, and wish you the very best as you begin your employment with UTStarcom.  We require that the terms and conditions contained in this offer, as well as the attachments included herewith, be kept strictly confidential by you.  If you have any questions about UTStarcom’s benefit programs, please feel free to contact me at (510) 749-1503.

Please sign this letter to indicate your intent to accept the terms and conditions of this offer return the signed copy to my confidential fax +1-510-747-0129.  If you have any questions or concerns, please do not hesitate to contact me.

Sincerely,

/s/ Ed Hudson

Human Resources Director

UTStarcom, Inc.

      X       I accept this invitation of employment by UTStarcom, and understand that the terms, compensation and benefits contained here shall be incorporated in a final employment letter which will be consistent with the applicable laws and regulations of the country in which I work.

_______ I reject this invitation of employment by UTStarcom

Signed: /s/	David King
Employee Signature

Print Name:	David King
Date:	April 3, 2006